Exhibit 99.1

Contacts:
Richard C. Baylor, CEO
Phone: 740-435-2040
Or
Mark A. Severson, CFO
Phone: 740-435-2055

NEWS RELEASE

Release Date:	April 24, 2006

Release Time:	4:00 P.M.
Camco Financial Announces First Quarter 2006 Earnings
Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (“Camco”) reported net earnings for the quarter ended March 31, 2006 of $1.68 million or $.22 per basic share as compared with net earnings of $2.22 million or $.29 per share for the same quarter in 2005.
     Camco recently announced an increase of its quarterly cash dividend to $.15 from $.145 for the dividend payable on April 21, 2006. This dividend represents an annualized yield of 4.17% on Camco’s March 31, 2006 quarter-end market value. Also, in the first quarter 2006, Camco purchased 42,000 shares under the stock repurchase program.
     President & CEO Richard C. Baylor commented, “We continue to see progress in our efforts to restructure the composition of our balance sheet. We are staying on course with our strategic plan to grow consumer and commercial loan assets, which now comprise 46% of our total loan portfolio and contributed to the increase in the net interest margin. The decrease in our earnings stems from lower non-interest income primarily due to a decision to no longer accrue late charges on commercial loans. In addition, we increased employees in important revenue generating areas

4

such as commercial loan officers and commercial lending operations staff during the first quarter of 2006. Competition for loan volume has been acute, yet we are not willing to sacrifice future quality for current growth and therefore our loan outstandings have not shown growth for the first quarter 2006.”
     Mr. Baylor continued, “With our net interest margin increasing to 3.06% we have seen the average yield on our earning assets increase at a faster pace than the cost of our interest bearing liabilities. We attribute this improvement to the shift in loan portfolio composition as well as the series of prime rate increases that have occurred over the past year. To encourage this improvement we have recently recruited two seasoned commercial lenders in markets that we serve, which continues our efforts to grow our commercial loan portfolio. In addition, since December 31, 2005, we have been successful in growing deposits by $16.1 million while reducing generally more expensive FHLB advances and repos by $26.9 million.”
Review of significant areas:
Net Interest Margin:
During the first quarter of 2006 the net interest margin rose to 3.06%, versus 2.93% for the first quarter 2005. The primary reason for this growth in the net interest margin was the yield on earnings assets rising faster than the cost of interest bearing liabilities. The yield on earning assets increased from 5.36% in the first quarter 2005 to 5.96% in the first quarter 2006 or 60 basis points. Conversely the total cost of interest bearing liabilities increased from 2.62% in the first quarter 2005 to 3.17% in the first quarter of 2006 or 55 basis points.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

Non-Interest Income:
For the quarter ended March 31, 2006, non-interest income decreased to $1.31 million from $1.71 million in the first quarter 2005. During the first quarter 2006, $11.8 million of loans were sold with a total gain of $99,000 as compared to $14.4 million sold in the first quarter of 2005 for a gain of $170,000.
Mortgage servicing rights were reduced in value in the first quarter of 2006 by $22,000 versus the first quarter of 2005, which had an increase in value of $51,000. This decrease was primarily a function of lower loan sales in the first quarter 2006 vs. the first quarter 2005. In addition management decided to discontinue the accrual of late charges on commercial loans in the first quarter 2006 and moved to a method that will recognize late charges as income when collected. This decision resulted in a decrease in non-interest income in the first quarter 2006 of $166,000.
Operating Expenses:
For the first quarter ended March 31, 2006, operating expenses were $6.3 million compared to $5.6 million for the first quarter 2005. Approximately one-half of this increase was attributable to salaries and benefits. The company has recently made several key hires within the mid-management level of the company as well as commercial lenders in the markets we serve. Additional collection staff has also been hired. In addition, compensation expense related to stock options under FAS123R was $34,000 in the first quarter 2006. Ohio franchise taxes were $166,000 higher in the first quarter 2006 compared to the first quarter 2005, as this expense had previously been reduced due to the 2004 London Financial acquisition which produced a one-time savings that occurred in 2005.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

Asset Quality:
Non-performing loans as a percentage of total loans increased from 1.28% at March 31, 2005 to 1.75% at March 31, 2006. The allowance for loan losses as a percentage of loans increased from 79 basis points at March 31, 2005 to 87 basis points at March 31, 2006, as management continues to increase the Bank’s reserves against the backdrop of a sluggish Midwest manufacturing economy.
Strategic Vision:
Camco continues to execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to the strategy is the future growth of the balance sheet and the correspondent increase in net interest margin. Complimentary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 29 offices in 22 communities in Ohio, Kentucky and West Virginia.
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.
NASDAQ: CAFI • EMAIL: camco@camco.cc • www.camcofinancial.com

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and Shares Outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
Assets

Cash and Cash Equivalents	29,861	33,085	34,274	36,778	39,795
Investments	109,460	113,690	113,206	113,517	109,179

Loans Held for Sale	3,325	1,968	5,317	3,441	4,616

Loans Receivable	847,426	853,701	856,468	847,731	843,777
Allowance for Loan Loss	(7,321)	(6,959)	(6,642)	(6,540)	(6,637)

Loans Receivable, Net	840,105	846,742	849,826	841,191	837,140

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	68,996	69,080	68,014	67,747	67,221

Total Assets	$1,058,430	$1,071,248	$1,077,320	$1,069,357	$1,064,634

Liabilities

Deposits	676,376	660,242	669,908	669,283	674,853
Borrowed Funds	280,280	307,223	305,211	298,295	289,302
Other Liabilities	11,543	13,020	11,835	11,123	10,900

Total Liabilities	968,199	980,485	986,954	978,701	975,055

Stockholders Equity	90,231	90,763	90,366	90,656	89,579

Total Liabilities and Stockholders’ Equity	$1,058,430	$1,071,248	$1,077,320	$1,069,357	$1,064,634

Stockholders’ Equity to	8.52%	8.47%	8.39%	8.48%	8.41%
Total Assets

Total Shares Outstanding	7,536,713	7,578,713	7,621,385	7,643,746	7,678,747

Book Value Per Share	$11.97	$11.98	$11.86	$11.86	$11.67

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	13,249	13,163	$12,729	$12,311	$11,962
Mortgage-backed securities	633	655	679	742	751
Investment securities	480	466	358	257	185
Interest-bearing deposits and other	790	873	689	651	607

Total Interest Income	15,152	15,157	14,455	13,961	13,505

Interest Expense:
Deposits	4,424	4,136	4,009	3,786	3,503
Borrowings	2,949	2,922	2,893	2,646	2,634

Total Interest Expense	7,373	7,058	6,902	6,432	6,137

Net Interest Income	7,779	8,099	7,553	7,529	7,368
Provision for Losses on Loans	360	520	360	360	240

Net Interest Income After Provision for Loan Losses	7,419	7,579	7,193	7,169	7,128

Noninterest Income
Late charges, rent and other	462	550	818	715	745
Loan servicing fees	360	363	368	371	378
Service charges and other fees on deposits	352	393	370	386	334
Gain on sale of loans	99	119	215	179	170
Mortgage servicing rights	(22)	287	(276)	(42)	51
Gain on sale of investment, mbs & fixed assets	—	36	66	0	19
Gain on sale of real estate acq’d through foreclosure	55	(39)	(18)	25	9

Total noninterest income	1,306	1,709	1,543	1,634	1,706

Non interest expense
Employee compensation and benefits	3,249	2,932	3,008	2,811	2,964
Occupancy and equipment	780	711	780	763	797
Data processing	393	373	317	347	331
Advertising	303	341	345	303	229
Franchise taxes	246	50	71	67	79
Other operating	1,291	1,237	1,214	1,519	1,165

Total noninterest expense	6,262	5,644	5,735	5,810	5,565

Net Income — Before Income Tax	2,463	3,644	3,001	2,993	3,269
Provision for income taxes	784	1,174	963	953	1,051

Net Earnings from Operations	1,679	2,470	2,038	2,040	2,218

Earnings Per Share Reported:
Basic	$0.22	$0.32	$0.27	$0.27	$0.29
Diluted	$0.22	$0.32	$0.27	$0.27	$0.29

Basic Weighted Number of Shares Outstanding	7,563,452	7,610,499	7,632,132	7,660,120	7,677,795
Diluted Weighted Number of Shares Outstanding	7,567,170	7,614,127	7,638,147	7,681,186	7,711,433

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended March 31, 2006 and 2005
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months
	Ended	Ended
	3/31/06	3/31/05
	(Unaudited)	(Unaudited)
Reported:
Return on Average Equity	7.38%	9.87%

Return on Average Assets	0.63%	0.83%

Interest Rate Spread	2.79%	2.74%

Net Interest Margin	3.06%	2.93%

Yield on earning assets	5.96%	5.36%

Cost of deposits	2.81%	2.18%

Cost of funds	3.92%	3.59%

Total cost of interest bearing liabilities	3.17%	2.62%

Noninterest expense/average assets	2.35%	2.09%

Efficiency Ratio	68.93%	61.33%

Non performing assets to total assets	1.55%	1.21%

Non performing loans to total net loans including loans held for sale	1.75%	1.28%

Allowance for loan losses to total loans	0.87%	0.79%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
March 2006, December and September 2005
(In thousands, except for per share data and shares outstanding)

	Average Table - Quarter Ended
	Mar 31, 2006			Dec 31, 2005			Sept 30, 2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest — Earning Assets:
Loans held for sale	2,550			3,197			4,547
Loans receivable — net	843,007	13,249	6.27%	846,361	13,163	6.20%	848,600	12,729	5.97%
Mortgage-backed securities	62,981	633	4.02%	67,372	655	3.89%	73,290	679	3.71%
Investment securities	48,795	480	3.93%	47,013	466	3.96%	39,555	358	3.62%
Interest-bearing deposits and other	60,304	790	5.24%	59,556	873	5.86%	60,004	689	4.59%

Total interest earning assets	1,017,637	15,152	5.96%	1,023,499	15,157	5.92%	1,025,996	14,455	5.64%

Noninterest-earning assets	46,471			46,927			50,918

Total Assets	1,064,108			1,070,426			1,076,914

Interest-Bearing Liabilities:
Deposits	630,346	4,424	2.81%	632,190	4,136	2.62%	642,363	4,009	2.50%
Advances	300,930	2,949	3.92%	303,310	2,922	3.85%	303,520	2,893	3.81%

Total interest-bearing liabilities	931,276	7,373	3.17%	935,500	7,058	3.02%	945,883	6,902	2.92%

Noninterest-bearing sources:
Noninterest-bearing liabilities	41,834			43,910			40,069
Shareholders’ equity	90,998			91,016			90,962

Total Liabilities and Shareholders’ Equity	1,064,108			1,070,426			1,076,914

Net Interest Income & Margin		7,779	3.06%		8,099	3.17%		7,553	2.94%